Exhibit 10.17

Execution Copy

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”), dated as of December 31, 2007, but effective for all purposes as of January 1, 2008 (the “Effective Date”) is entered into by and among TransMontaigne Inc., a Delaware corporation (“TMG”), TransMontaigne GP L.L.C., a Delaware limited liability company (the “General Partner”), TransMontaigne Partners L.P., a Delaware limited partnership (the “Partnership”), TransMontaigne Operating GP L.L.C., a Delaware limited liability company (the “OLP GP”), and TransMontaigne Operating Company L.P., a Delaware limited partnership (the “Operating Partnership”).  The above-named entities are sometimes referred to in this Restated Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

A.            The Parties have previously entered into an Omnibus Agreement, effective as of May 27, 2005, as amended by the First Amendment to Omnibus Agreement dated October 31, 2005, the Second Amendment to Omnibus Agreement dated as of January 1, 2006 and the Third Amendment to Omnibus Agreement effective as of December 29, 2006 (the “Omnibus Agreement”).

C.            The Partnership, on behalf of itself and its affiliates, has entered into a Facilities Sale Agreement dated as of December 28, 2007 with TransMontaigne Product Services Inc. (“TPSI”) to purchase certain refined petroleum product terminals and related truck loading, marine dock facilities and other assets comprising the Southeast Terminals (collectively, the “Facilities”) from TPSI (the “Transaction”), which Transaction is anticipated to close on or about December 31, 2007.

D.            In conjunction with the Transaction, the Parties entered into an Amended and Restated Omnibus Agreement dated as of December 31, 2007, but effective for all purposes on January 1, 2008 (the “Restated Omnibus Agreement”), to set forth TMG’s agreement to provide management, legal, accounting and tax services with respect to the Facilities from and after the closing date of the Transaction, as well as provide personnel to operate the Facilities.

E.             In conjunction with the Transaction and the negotiation of the Restated Omnibus Agreement, the Parties agreed to (a) omit from the Restated Omnibus Agreement the provisions that comprised Article III of the Omnibus Agreement, which set forth therein certain indemnification obligations of the Parties to each other with respect to the assets conveyed, contributed, or otherwise transferred by the TMG Entities to the Partnership Group prior to or on May 27, 2005 (the closing date of the Partnership’s initial public offering of Common Units and the date of each of the Contribution Agreement and the Partnership Agreement (each as defined herein)), and (b) set forth in this Agreement those certain indemnification obligations that comprised the provisions of Article III of the Omnibus Agreement.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1          Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement” is defined in the introductory paragraph of this Agreement.

 “Assets” means all assets conveyed, contributed, or otherwise transferred by the TMG Entities to the Partnership Group pursuant to the Contribution Agreement prior to or on the Closing Date, including any such assets held by a Person whose ownership interests were transferred by the TMG Entities to the Partnership Group prior to or on the Closing Date by means of operation of law or otherwise.

“Closing Date” means May 27, 2005, the date of the closing of the Partnership’s initial public offering of Common Units.

“Common Units” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among TMG, TransMontaigne Services Inc., TransMontaigne Product Services Inc., the General Partner, the Partnership, the OLP GP, the Operating Partnership, Coastal Fuels Marketing, Inc. and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” is defined in Section 2.1(a).

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders and ordinances, legally enforceable requirements and rules of common law, now or hereafter in effect, relating to the protection of the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking

Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.

“General Partner” is defined in the introductory paragraph of this Agreement.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, crude oil, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, whether refined or unrefined and (c) asbestos, whether in a friable or non-friable condition, and polychlorinated biphenyls.

“Indemnified Party” means either the Partnership Entities or the TMG Entities, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article III.

“Indemnifying Party” means either a Partnership Group Member or TMG, as the case may be, each in its capacity as a party from whom indemnification may be sought in accordance with Article III.

“Limited Partner” is defined in the Partnership Agreement.

“OLP GP” is defined in the introductory paragraph of this Agreement.

“Omnibus Agreement” is defined in the recitals to this Agreement.

“Operating Partnership” is defined in the introductory paragraph of this Agreement.

“Partnership” is defined in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P., dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Entities” means the General Partner and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership, the OLP GP, the Operating Partnership and any Subsidiary of any such Person, treated as a single consolidated entity; and “Partnership Group Member” means any member of the Partnership Group.

“Party” and “Parties” are defined in the introductory paragraph of this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Restated Omnibus Agreement” is defined in the recitals to this Agreement.

“Retained Assets” means the terminals, pipelines and other assets and investments owned by any of the TMG Entities as of the Closing Date that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement and other documents relating to the transactions referred to in the Contribution Agreement, including, without limitation, replacements and natural extensions of any Retained Assets.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“TMG” is defined in the introductory paragraph of this Agreement.

“TMG Entities” means TMG and any Person controlled, directly or indirectly, by TMG other than the Partnership Entities; and “TMG Entity” means any of the TMG Entities.

“Toxic Tort” means a claim or cause of action arising from personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been released into the environment by or as a result of the actions or omissions of the defendant.

“Transaction” is defined in the recitals to this Agreement.

“Transfer”, including the correlative terms “Transferring” or “Transferred”, means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of any assets, property or rights.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws which provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.

ARTICLE II
 Indemnification

2.1          Environmental Indemnification.

(a)           Subject to Section 2.2, TMG shall indemnify, defend and hold harmless the Partnership Group for a period of five years after the Closing Date from and against environmental and Toxic Tort losses, damages (including, without limitation, real property damages and natural resource damages), injuries (including, without limitation, personal injury and death), liabilities, claims, demands, breaches of contracts, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of:

(i)            any violation, or correction of any violation, of Environmental Laws associated with the ownership or operation of the Assets, or

(ii)           any event or condition associated with the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by the operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;

but only to the extent that such violation complained of under Section 2.1(a)(i) or such events or conditions included under Section 2.1(a)(ii) occurred before the Closing Date (collectively, “Covered Environmental Losses”).

(b)           The Partnership Group shall jointly and severally indemnify, defend and hold harmless the TMG Entities from and against environmental and Toxic Tort losses, damages (including, without limitation, real property damages and natural resource damages), injuries (including, without limitation, personal injury and death), liabilities, claims, demands, breaches of contracts, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the TMG Entities by reason of or arising out of:

(i)            any violation or correction of violation of Environmental Laws associated with the ownership or operation of the Assets, or

(ii)           any event or condition associated with the ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by the operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;

and regardless of whether such violation complained of under Section 2.1(b)(i) or such events or conditions included under Section 2.1(b)(ii) occurred before or after the Closing Date, except to the extent that any of the foregoing are Covered Environmental Losses for which the Partnership Group is entitled to indemnification from TMG under this Article II.

2.2          Limitations Regarding Environmental Indemnification.  The aggregate liability of TMG in respect of all Covered Environmental Losses under Section 2.1(a) shall not exceed $15.0 million.  TMG shall not have any obligation under Section 2.1(a) until the Covered Environmental Losses of the Partnership Group exceed $250,000, and then only to the extent such aggregate Covered Environmental Losses exceed $250,000.  Notwithstanding anything herein to the contrary, in no event shall TMG have any indemnification obligations under Section 2.1(a) for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

2.3          Right of Way Indemnification.  TMG shall indemnify, defend and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership interests in and to the lands on which any refined products terminal, pipeline or related equipment conveyed or contributed or otherwise Transferred (including by way of a Transfer of the ownership interest of a Person or by operation of law) to the applicable Partnership Group Member on the Closing Date is located as of the Closing Date; (b) the failure of the applicable

Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 2.3 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date; and (c) the cost of curing any condition set forth in clause (a) or (b) above that does not allow any Asset to be operated in accordance with customary industry practice, to the extent that TMG is notified in writing of any of the foregoing within five years after the Closing Date.

2.4          Additional Indemnification.

(a)           In addition to and not in limitation of the indemnification provided under Sections 2.1(a) and 2.3, TMG shall indemnify, defend, and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of (i) all currently pending legal actions against the TMG Entities, (ii) events and conditions associated with the Retained Assets (including, without limitation, the Option Assets unless and until purchased by a Partnership Group Member), whether occurring before or after the Closing Date, and (iii) all federal, state and local income tax liabilities attributable to the operation of the Assets prior to the Closing Date, including any such income tax liabilities of the TMG Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner.

(b)           In addition to and not in limitation of the indemnification provided under Section 2.1(b) or the Partnership Agreement, the Partnership Group shall jointly and severally indemnify, defend, and hold harmless the TMG Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the TMG Entities by reason of or arising out of events and conditions associated with the operation of the Assets and occurring on or after the Closing Date (other than Covered Environmental Losses, which are provided for under Section 2.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

2.5          Indemnification Procedures.

(a)           The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b)           The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

(c)           The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.5.  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)           In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.  For purposes of calculating the aggregate liability of TMG under Section 2.1(a), TMG will be deemed to have incurred any such liability when incurred or paid (and such liability shall be applied toward the $15.0 million limitation on liability set forth in Section 2.2), regardless of the status of any insurance claims in respect thereof, and such liability (and the application thereof toward the $15.0 million limitation on liability set forth in Section 2.2) will be reduced when any insurance proceeds in respect thereof are actually received by TMG to the extent that TMG is not required to pay such proceeds over to any of the Partnership Entities.

(e)           The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made.

ARTICLE III
 Miscellaneous

3.1          Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of Colorado, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Colorado and to venue in Denver, Colorado.

3.2          Notice.  All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2.

                                if to the TMG Entities:

TransMontaigne Inc.

1670 Broadway

Suite 3100

Denver, Colorado 80202

Attention:  President

Fax:  303-626-8228

if to the Partnership Entities:

TransMontaigne Partners L.P.

c/o TransMontaigne GP L.L.C.

1670 Broadway

Suite 3100

Denver, Colorado 80202

Attention:  President

Fax:  303-626-8228

3.3          Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

3.4          Amendment or Modification This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

3.5          Assignment.  No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto.

3.6          Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

3.7          Severability.  If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

3.8          Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

3.9          Rights of Limited Partners.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of January 1, 2008.

TRANSMONTAIGNE INC.

By:	/s/ Erik B. Carlson
	Name:	Erik B. Carlson
	Title:	Senior Vice President

TRANSMONTAIGNE GP L.L.C.

By:	/s/ Randall J. Larson
	Name:	Randall J. Larson
	Title:	Chief Executive Officer

TRANSMONTAIGNE PARTNERS L.P.

By TransMontaigne GP L.L.C.
Its General Partner

By:	/s/ Randall J. Larson
	Name:	Randall J. Larson
	Title:	Chief Executive Officer

TRANSMONTAIGNE OPERATING GP L.L.C.

By:	/s/ Randall J. Larson
	Name:	Randall J. Larson
	Title:	Chief Executive Officer

TRANSMONTAIGNE OPERATING COMPANY L.P.

By TransMontaigne Operating GP L.L.C.
Its General Partner

By:	/s/ Randall J. Larson
	Name:	Randall J. Larson
	Title:	Chief Executive Officer